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                                                                Exhibit 11(c)(1)


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                        THE CHASE MANHATTAN CORPORATION,

                         BRIDGE ACQUISITION CORPORATION

                                       and

                             HAMBRECHT & QUIST GROUP

                         Dated as of September 27, 1999
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                                TABLE OF CONTENTS
                                                                            Page


                                    ARTICLE I

                            The Offer and the Merger

1.1  The Offer.........................................................     2
1.2  Company Action....................................................     3
1.3  Directors.........................................................     5
1.4  The Merger........................................................     6
1.5  Closing...........................................................     6
1.6  Effective Time....................................................     6
1.7  Effects of the Merger.............................................     7
1.8  Conversion of Company Common Stock................................     7
1.9  Options; Restricted Shares........................................     8
1.10  Certificate of Incorporation.....................................    10
1.11  Bylaws...........................................................    10
1.12  Directors and Officers of Surviving Corporation..................    10
1.13  Alternate Transaction Structures, Etc............................    10


                                   ARTICLE II

                               Exchange of Shares

2.1  Establishment of Exchange Fund....................................    11
2.2  Exchange of Shares................................................    11


                                   ARTICLE III

                    Representations and Warranties of Company

3.1  Corporate Organization............................................    13
3.2  Capitalization....................................................    15
3.3  Authority; No Violation...........................................    16
3.4  Consents and Approvals............................................    18
3.5  Regulatory Reports................................................    18
3.6  Broker's Fees.....................................................    19
3.7  Absence of Certain Changes or Events..............................    19
3.8  Legal Proceedings.................................................    19
3.9  Taxes and Tax Returns.............................................    19
3.10  Employees........................................................    21
3.11  SEC Reports......................................................    22


                                        i
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                                                                           Page

3.12  Financial Statements...............................................   23
3.13  Licenses; Compliance with Applicable Law...........................   23
3.14  Certain Contracts..................................................   25
3.15  Agreements with Regulatory Agencies................................   26
3.16  Investment Securities..............................................   26
3.17  Interest Rate Risk Management Instruments..........................   26
3.18  Undisclosed Liabilities............................................   27
3.19  Environmental Liability............................................   27
3.20  Information Supplied...............................................   27
3.21  State Takeover Laws................................................   28
3.22  Insurance..........................................................   28
3.23  Year 2000 Compliance...............................................   28
3.24  Intellectual Property..............................................   29


                                   ARTICLE IV

                         Representations and Warranties
                                of Parent and Sub

4.1  Corporate Organization..............................................   29
4.2  Authority; No Violation.............................................   29
4.3  Consents and Approvals..............................................   30
4.4  Broker's Fees.......................................................   31
4.5  Funds...............................................................   31
4.6  Information Supplied................................................   31


                                    ARTICLE V

                    Covenants Relating to Conduct of Business

5.1  Conduct of Company Businesses Prior to the Effective Time...........   32
5.2  Forbearances of Company.............................................   32
5.3  Transition..........................................................   36


                                   ARTICLE VI

                              Additional Agreements

6.1  Company Stockholders Meeting; Preparation of Proxy Statement........   36
6.2  Reasonable Best Efforts.............................................   37
6.3  Access to Information...............................................   38


                                       ii
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                                                                           Page

6.4  Employee Benefits...................................................   39
6.5  Indemnification; Directors' and Officers' Insurance.................   40
6.6  Additional Agreements...............................................   41
6.7  Advice of Changes...................................................   41
6.8  [Reserved]..........................................................   41
6.9  No Solicitation.....................................................   41
6.10  Publicity..........................................................   43
6.11  Stockholder Litigation.............................................   43
6.12  State Takeover Statutes............................................   44
6.13  Section 15 of the Investment Company Act...........................   44


                                   ARTICLE VII

                              Conditions Precedent

7.1  Conditions to Each Party's Obligation To Effect the Merger..........   45


                                  ARTICLE VIII

                            Termination and Amendment

8.1  Termination.........................................................   45
8.2  Effect of Termination...............................................   47
8.3  Amendment...........................................................   48
8.4  Extension; Waiver...................................................   48


                                   ARTICLE IX

                               General Provisions

9.1  Nonsurvival of Representations, Warranties and Agreements...........   49
9.2  Expenses............................................................   49
9.3  Notices.............................................................   49
9.4  Interpretation......................................................   50
9.5  Counterparts........................................................   50
9.6  Entire Agreement....................................................   50
9.7  Governing Law.......................................................   51
9.8  Severability........................................................   51
9.9  Assignment; Third Party Beneficiaries...............................   51

Annex I   -   Conditions of the Offer

                                       iii
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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of September 27, 1999 (this "Agreement") by and among THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Parent"), BRIDGE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and HAMBRECHT & QUIST GROUP, a Delaware corporation ("Company").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and Company have determined that the Offer (as defined in Section 1.1) and (ii) the merger of Sub with and into Company (the "Merger") following the consummation of the Offer, with Company as the surviving corporation of the Merger (the "Surviving Corporation"), each upon the terms and subject to the conditions set forth in this Agreement, are advisable and fair to and in the best interests of their respective stockholders;

                  WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, the Board of Directors of Company has approved, and concurrently with the execution of this Agreement Company is executing and delivering to Parent, a stock option agreement (the "Company Option Agreement") dated as of the date hereof;

                  WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, and concurrently with the execution of this Agreement, certain directors and executive officers of Company are executing and delivering to Parent a Tender and Voting Agreement (the "Support Agreement") dated as of the date hereof;

                  WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, and concurrently with the execution of this Agreement, Daniel H. Case III is executing and delivering to Parent an employment agreement dated as of the date hereof and to be effective from and after the consummation of the Offer; and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions therefor.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
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                                                                               2


                                    ARTICLE I

                            THE OFFER AND THE MERGER

                  1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Parent shall cause Sub to, and Sub shall, as soon as practicable after the date hereof, but in any event within five business days after the public announcement of the execution hereof, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of Company (the "Company Common Stock") at a price of $50.00 per share (the "Per Share Price"), net to the sellers thereof in cash, subject to the conditions set forth in Annex I hereto (the "Offer Conditions") including the Minimum Condition (as defined therein).

                  (b) The Offer shall be made by means of an offer to purchase which shall contain as conditions only the Minimum Condition and the other conditions set forth in Annex I hereto, and, subject to the next succeeding sentence, shall otherwise contain, and be consistent with, the terms and conditions of the Offer as described in this Agreement. Each of Sub and Parent expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes to the terms of the Offer; provided, that, without the consent of Company, neither Parent nor Sub shall amend or waive the Minimum Condition, change the form of consideration to be paid in the Offer (other than by adding cash consideration), decrease the Per Share Price or the number of shares of Company Common Stock sought, or amend any other condition of the Offer in any manner adverse to the holders of the shares of Company Common Stock. The Per Share Price shall be net to the sellers in cash, without interest, subject to reduction only for any applicable withholding taxes. Notwithstanding the foregoing, Sub may, without the consent of Company, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then-scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for the shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of Company, Sub shall, subject to Parent's right to terminate this Agreement pursuant to Article VIII, extend the Offer for additional periods up to but not later than March 31, 2000, if the only condition not satisfied or earlier waived on the then-scheduled expiration date is the Requisite Regulatory Approvals Condition (as defined in Annex I hereto), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise
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be permitted under clause (i) or (ii) of this sentence if the Minimum Condition shall have been satisfied but there shall not have been tendered sufficient shares of Company Common Stock so that the Merger could be effected without a vote of Company's stockholders in accordance with Section 253 of the DGCL (as defined in Section 1.4); provided, that, as a condition to the extension provided for in clause (iii), Sub irrevocably waives the satisfaction of the conditions to the Offer set forth in subclause (x) of clause (a) of Annex I hereto that subsequently may not be satisfied during any such extension of the Offer. Subject to the terms of the Offer, including the Offer Conditions, Sub shall accept for payment and pay for all shares of Company Common Stock duly tendered at the earliest time at which it is permitted to do so under applicable law; provided, that, as set forth above, Sub shall have the right, in its sole discretion, to extend the Offer for up to ten business days notwithstanding the prior satisfaction or waiver of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL. It is agreed that the Offer Conditions other than the Minimum Condition are solely for the benefit of Sub and that all Offer Conditions may be asserted by Sub regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Sub or Parent constituting a breach of this Agreement) and, except with respect to the Minimum Condition, may be waived by Sub, in whole or in part at any time and from time to time, in its sole discretion.

                  (c) On the date of commencement of the Offer, Parent and Sub, with the cooperation of, and subject to the prior review thereof by, Company, shall file with the SEC a Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer that will contain or will incorporate by reference the Offer (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Each of Parent, Sub and Company, with respect to information supplied by it for use in the Schedule 14D-1 or the Offer Documents, agrees promptly to correct the
Schedule 14D-1 or the Offer Documents if and to the extent that any of them shall have become false or misleading in any material respect or any event occurs which should be set forth in an amendment or supplement to the Schedule 14D-1, and Sub shall take all steps necessary to cause the Schedule 14D-1 as so corrected or supplemented to be filed with the SEC and such Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws.

                  1.2 Company Action. (a) Subject to Section 1.2(b) below, Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation (as defined in Section 3.21).
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                  (b) Company agrees to file with the SEC and mail to its
stockholders contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the actions of the Board of Directors of Company referred to above and shall comply in all material respects with the provisions of applicable federal securities laws. Each of Company, Parent and Sub, with respect to information supplied by it for use in the Schedule 14D-9, agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and mailed to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Schedule 14D-9 shall contain the Company Board Recommendation recommending that the holders of shares of Company Common Stock accept the Offer, which recommendation shall not be withdrawn, amended, modified or materially qualified in a manner adverse to Parent (nor shall the Board of Directors of Company publicly announce its intention to do so) unless, (i) in the opinion of Company's outside counsel, failure to take such action in response to an unsolicited bona fide written Superior Proposal (as defined below) would constitute a breach by the Board of Directors of Company of its fiduciary duties under applicable law, (ii) Company has given Parent five business days' prior written notice of its intent to take such action, which notice describes all material terms of such Superior Proposal and attaches a copy of any written communications relating thereto, and Company's Board of Directors has duly considered in good faith any proposed changes to this Agreement (if any) proposed by Parent and (iii) Company has fully and completely complied with Section 6.9. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Transaction Proposal (as defined in Section 6.9) for at least a majority of the outstanding fully-diluted shares of Company Common Stock on terms the Board of Directors of Company determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Transaction Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to the Company's stockholders than this Agreement, the Offer and the Merger taken as a whole, and which (i) is not subject to any financing contingency or other material contingency (except such other material contingency as the Board of Directors determines in its reasonable good faith judgment is likely to be satisfied), and (ii) is, in the Board of Directors' reasonable good faith judgment (taking into account all relevant legal, financial, regulatory and other considerations), reasonably capable of being consummated on the terms proposed. Without limiting the generality of the foregoing, Company agrees that, except as otherwise expressly provided herein, its and its Board of Directors' obligations under this Section 1.2, and under all other provisions of this Agreement, shall not be altered by the commencement, public proposal, public disclosure or communication to Company of any Transaction Proposal, including without limitation a Superior Proposal.
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                  (c) Company shall promptly furnish Parent or Sub with a list of the record holders of shares of Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of the record holders of such shares, lists of any non-objecting beneficial owners of such shares and lists of securities positions of such shares held in stock depositories, each as of the most recent practicable date, and shall furnish Parent or Sub with such additional information, including updated lists of holders of such shares, mailing labels and lists of securities positions, and other assistance as Parent, Sub or their agents may reasonably request for the purpose of disseminating the Offer Documents and communicating with the record and beneficial holders of shares of Company Common Stock with respect thereto.

                  1.3 Directors. (a) Promptly upon the purchase of and payment for shares of Company Common Stock by Sub which represent at least a majority of the outstanding shares of Company Common Stock, Parent shall be entitled to designate a number of directors on the Board of Directors of Company equal to the product (rounded up to the nearest whole number) of the total number of the directors on such Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares owned by Sub and its affiliates bears to the number of shares of Company Common Stock outstanding. Company's obligations under this Section 1.3(a) shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Sub will supply Company with any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Sub, Company shall include in the Schedule 14D-9 (as an annex or otherwise) or a separate Rule 14f-1 information statement mailed to stockholders of Company promptly after the commencement of the Offer the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board of Directors of Company.

                  (b) At the time specified in the first sentence of Section 1.3(a), Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Board of Directors of Company or, at
Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees pursuant to Section
1.3(a) to be so elected or appointed to Company's Board of Directors, and shall cause Parent's designees to be so elected or appointed. Company will use its reasonable best efforts to cause directors designated by Parent to constitute the same percentage as is on the board (but in any event at least one Parent designee) (i) of each committee of its Board of Directors, (ii) of each board of directors of its Subsidiaries (as defined in Section 3.1) and (iii) of each committee of each such board, in each case only to the extent permitted by law and the rules of the New York Stock Exchange (the "NYSE") to the extent applicable. Notwithstanding the foregoing, until the
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                                                                               6


Effective Time (as defined in Section 1.6), Company and Parent shall use all reasonable best efforts to retain as members of Company's Board of Directors at least two directors who are directors of Company on the date hereof and who are not designated by Parent or employees of Company or its Subsidiaries (the "Independent Directors").

                  (c) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent's designees to Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for Company to take action to (i) amend or terminate this Agreement, (ii) exercise or waive any of Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's and Sub's respective obligations hereunder, or (iv) approve any other action by Company that could adversely affect the interests of the stockholders of Company (other than Parent, Sub and their affiliates) with respect to the transactions contemplated hereby.

                  1.4 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

                  1.5 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined below), but subject to satisfaction or waiver of such conditions on the Closing Date) set forth in Article VII (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto. Each of the parties undertakes to use its reasonable best efforts to ensure that the Merger occurs as soon as practicable following the date on which Sub consummates the Offer.

                  1.6 Effective Time. Upon the Closing, the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Parent and Company and specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").
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                  1.7 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

                  1.8 Conversion of Company Common Stock. At the Effective Time by virtue of the Merger and without any action on the part of Parent, Sub, Company or the holder of any of the following securities:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock canceled pursuant to Section 1.8(c), (y) Restricted Shares ( as defined in Section 1.9(a)), other than Restricted Shares that vest effective as of the Effective Time pursuant to the Company Stock Plans (as defined in Section 1.9), and (z) Dissenting Shares, as defined in Section 1.8(d)), shall be converted into the right to receive cash in an amount equal to the Per Share Price or any higher per share price as may be paid in the Offer, payable to the holder thereof, without interest thereon (the "Merger Consideration").

                  (b) All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Company Common Stock (other than shares canceled pursuant to Section 1.8(c), Restricted Shares which are converted into shares of restricted Parent Common Stock pursuant to Section 1.9(a), and Dissenting Shares) shall thereafter represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Common Certificate have been converted pursuant to this Section
         1.8. All Restricted Shares which are issued and outstanding immediately prior to the Effective Time and which are not converted into the Merger Consideration pursuant to this Section 1.8 shall be converted into shares of restricted Parent Common Stock as provided in Section 1.9(a).

                  (c) All shares of Company Common Stock that are held by Company as treasury stock or by Parent or any of Company's or Parent's respective wholly-owned Subsidiaries (other than shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary, nominee or custodial capacity that are beneficially owned by third parties, including shares held by mutual funds for which a Subsidiary (as defined in Section 3.1) of Parent or Company acts as investment adviser (any such shares being referred to herein as "Trust Account Shares") and other than any shares of Company Common Stock held by Parent or Company or any of their respective Subsidiaries in respect of a debt previously contracted in good faith (any such shares of Company Common Stock being referred to herein as "DPC Shares")) shall automatically be canceled and shall cease to exist and no cash, stock of Parent or other consideration shall be delivered in exchange therefor.

                  (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as described in Section 1.8(a), but holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such
         Section 262, except that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration and shall no longer be considered Dissenting Shares. Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Company relating to stockholders' rights of appraisal and
         (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                  (e) Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one identical share of the capital stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

                  1.9 Options; Restricted Shares. (a) Prior to the Effective Time, Company and its Subsidiaries shall take all action necessary (including obtaining any necessary consents and/or waivers) to ensure that from and after the Effective Time, all employee, consultant, independent contractor and director stock options to purchase shares of Company Common Stock (each, a "Company Option"), which are then outstanding and unexercised, and all shares of restricted and unvested Company Common Stock (each, a "Restricted Share"), other than Restricted Shares converted into the Merger Consideration pursuant to
Section 1.8, which are then outstanding, shall, without any further action on the part of the holders thereof, be converted into and become, respectively, options to purchase shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock") and shares of restricted Parent Common Stock on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock option plan, restricted stock plan or other agreement or award pursuant to which such Company Option or Restricted Share was granted (collectively, such plans, agreements and awards being hereinafter referred to as the "Company Stock Plans"); provided, however, that from and after the Effective Time (i) each such Company Option assumed by Parent may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock purchasable upon exercise of such Company Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Conversion Ratio (as defined below) and rounded to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price of each such Company Option immediately prior to the Effective Time by the Conversion Ratio, and rounded to the nearest whole cent, and (iv) the number of shares of restricted Parent Common Stock held by an individual following such conversion shall be equal to the number of Restricted Shares held by such individual immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded to the nearest whole share.

                  (b) For purposes of this Section, the "Conversion Ratio" means the quotient determined by dividing the Merger Consideration by the Parent Common Share Price, rounded to the nearest 1/100,000th, and the "Parent Common Share Price" shall be equal to the average closing sale price of Parent Common Stock on the NYSE (rounded to the nearest one-thousandth) over the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of business on the second business day prior to the Closing Date.

                  (c) The vesting of each Company Option and Restricted Share shall not accelerate as a result of, or in connection with, the transactions contemplated hereby, except for Company Options and Restricted Shares that would otherwise become exercisable or free of restrictions within 12 months from the Closing Date and otherwise to the extent required by the existing terms of the Company Stock Plan pursuant to which such Company Option or Restricted Share was granted, as in effect on the date hereof. In addition, except as may be necessary to cause the vesting of Company Options that would otherwise become exercisable within 12 months from the Closing Date, Company shall ensure that no discretion is exercised by any body or person so as to cause the vesting of any Company Option or Restricted Share to accelerate. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Option which is intended to be an "incentive stock option" (as defined in
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                                                                              10


Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code.

                  1.10 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

                  1.11 Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall, subject to the provisions of Section 6.5, be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

                  1.12 Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger, to hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

                  1.13 Alternate Transaction Structures, Etc. The parties agree that Parent may at any time change the method of effecting the Offer, including by providing that Parent or any other Subsidiary of Parent shall make the Offer, or the Merger, including by merging Company with and into Parent, by merging a direct or indirect wholly-owned Subsidiary of Parent with and into Company or by merging Company with and into any such direct or indirect wholly-owned Subsidiary, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that such other Subsidiary, if any, shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such actions shall not (a) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, or (b) materially delay the receipt of any Requisite Regulatory Approval (as defined in Annex I hereto) or the consummation of the transactions contemplated by this Agreement. The parties also agree to take such actions as Parent may reasonably request to provide for the merger or consolidation of Subsidiaries of Company with other Subsidiaries of Company or of Parent, to be effective at or following the Effective Time.

                                   ARTICLE II

                               EXCHANGE OF SHARES

                  2.1 Establishment of Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company, which may be a Subsidiary or affiliate of Parent, to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Certificates, for exchange in accordance with this Article II, cash (such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

                  2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record as of the Effective Time of one or more Common Certificates (other than with respect to shares of Company Common Stock canceled pursuant to Section 1.8(c)) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, covering such Common Certificate, the holder of such Common Certificate shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration, and the Common Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable to holders of Common Certificates.

                  (b) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition to the payment thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance, delivery or payment of such Merger Consideration to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Article II.

                  (d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for 6 months after the Effective Time shall be paid to Parent. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the Merger Consideration.

                  (f) All cash paid upon the surrender of the Common Certificates in accordance with the terms of Articles I and II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock theretofore represented by such Common Certificates; subject, however, to the Surviving Corporation's obligation, with respect to shares of Company Common Stock outstanding immediately prior to the Effective Time, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

                  (g) The Exchange Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

                  Company hereby represents and warrants to Parent and Sub that, except as set forth in the Company Disclosure Schedule (as defined in Section 3.1(a) below) (provided, that the listing of an item in one section of the Company Disclosure Schedule shall be deemed to be a listing in another section of the Company Disclosure Schedule and apply to any other representation and warranty of Company in this Agreement only to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other section or representation and warranty) and for any exceptions to the following as do not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or Parent (as defined in Section 3.1(a) below):

                  3.1 Corporate Organization. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement,
(i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and (ii) the term "Material Adverse Effect" means, with respect to Parent or Company, as the case may be, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole (other than any change, event, occurrence or effect relating to (x) the United States or global economy or securities markets in general, (y) this Agreement or the transactions contemplated hereby or the announcement thereof, or (z) the financial services industry in general, and not specifically relating to Parent or Company, as the case may be, or its Subsidiaries) or on the ability of such party to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis. Section 3.1(a) of the Company disclosure schedule delivered to Parent concurrently herewith (the "Company

Disclosure Schedule") contains true and complete copies of the Certificate of Incorporation and Bylaws of Company, as in effect as of the date of this Agreement. Such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon Company. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                  (b) Part I of Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of Company's Subsidiaries (each a "Company Subsidiary" and collectively the "Company Subsidiaries") and indicates, as to each such Subsidiary (other than Subsidiaries which were formed and exist for the principal purpose of holding portfolio investments and other investment securities for Company and its other Subsidiaries or for the benefit of third parties for whom Company or its other Subsidiaries manage such investments ("Investment Subsidiaries")), the number and type of outstanding shares of capital stock or other equity securities of each such Subsidiary, any issued and outstanding options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, and any contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip on rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and such shares or other securities are owned by Company or its wholly-owned Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "Lien") with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Except for (i) the ownership interests set forth in Part II of
Section 3.1(b) of the Company Disclosure Schedule, (ii) the ownership interests in its Subsidiaries disclosed in Part I of Section 3.1(b) of the Company Disclosure Schedule, (iii) publicly traded securities acquired in the ordinary course of Company's underwriting and market-making activities, and (iv) securities held by Investment Subsidiaries and by investment entities managed by entities that are not Subsidiaries, Company does not own, directly or indirectly, any capital stock or other ownership interest, and does not have any option or similar right to acquire any equity or other ownership interest, which represents 5% or more of the outstanding shares of any class of voting securities or ownership interests in any entity. Part III of Section 3.1(b) of the Company Disclosure Schedule provides a complete and accurate description of all partnership, joint venture and similar investments held by Company or any Company Subsidiary, including, without limitation, all such investments in which any Company employee or affiliate serves as a director. Company has provided or made available to Parent a complete and accurate copy of all such partnership, joint venture or similar agreements to which Company or any Company Subsidiary is a party. Except as set forth in Part IV of Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any corporate entity.

                  (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the minute books of Company accurately reflect in all respects all corporate meetings and actions held or taken since January 1, 1997 by its stockholders and Board of Directors (including committees of the Board of Directors of Company).

                  3.2 Capitalization. The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock, of which, as of September 27, 1999, 24,595,169 shares were issued and outstanding and 748 shares were held in treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Company Common Stock which are issuable upon exercise of Company Options and the Option (as defined in the Company Option Agreement) have been duly authorized and reserved for issuance and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Part I of Section 3.2 of the Company Disclosure Schedule sets forth, in each case as of September 27, 1999,
(i) the number of shares of Company Common Stock that were reserved for issuance upon the exercise of authorized but unissued stock options pursuant to the Company Stock Plans, (ii) the number of shares of Company Common Stock issuable upon the exercise of outstanding Company Options pursuant to the Company Stock Plans and (iii) the number of Restricted Shares. Except as set forth in Part I of Section 3.2 of the Company Disclosure Schedule, no other shares of Company Common Stock or other equity or voting securities of Company were outstanding or reserved for issuance as of September 27, 1999. Part II of Section 3.2 of the Company Disclosure Schedule sets forth a list, as of September 27, 1999, of the holders of Company Options, the date of grant of each Company Option granted and outstanding, the number of shares subject to each such option, the expiration date of each such option, the vesting schedule of each such option and the price at which each such option may be exercised under the applicable Company Stock Plan. Part III of Section 3.2 of the Company Disclosure Schedule sets forth a list as of September 27, 1999, of the holders of Restricted Shares, the date of grant of each Restricted Share outstanding and the vesting schedule of each such share. Holders of Restricted Shares are prohibited from tendering such shares in the Offer. Except as set forth in Part IV of Section 3.2 of the Company Disclosure Schedule, since September 27, 1999, Company has not (i) issued any shares of its capital stock or other equity or voting securities or any securities convertible into or exercisable or exchangeable for any shares of its capital stock or other equity or voting securities, other than shares of Company Common Stock issued upon the exercise or conversion of Company Options outstanding as of September 27, 1999 as described in the immediately preceding sentence or (ii) taken any actions which would cause an antidilution adjustment under any outstanding options of Company. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth above and except for the Company Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or shares of capital stock or other equity or voting securities of Company or of any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries, other than in connection with the surrender of Company Common Stock as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans. There are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any securityholders of Company with respect to securities of Company. There are no voting, sale, transfer or other similar agreements to which Company or any of its Subsidiaries is a party with respect to the capital stock of Company or its Subsidiaries or any other securities of Company or its Subsidiaries which are convertible or exchangeable into or exercisable for shares of the capital stock of Company or its Subsidiaries. None of the shares of Company Common Stock are held, directly or indirectly, by any of the Company Subsidiaries (except for Trust Account Shares and DPC Shares).

                  3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Option Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement be submitted to Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in connection with the Merger (the "Company Stockholder Approval"), no other corporate proceedings on the part of Company and no other votes or consents of any holders of Company securities are necessary to approve this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Sub) constitute valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Company Option Agreement by Company nor the consummation by Company of the transactions contemplated hereby or thereby, nor compliance by Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Company or any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

                  3.4 Consents and Approvals. Except for (i) the requisite filings with, notices to and approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"), (ii) the filing of any required applications or notices with other applicable federal, state or foreign governmental agencies or authorities as set forth in Schedule 3.4 of the Company Disclosure Schedule and approval of such applications and notices (the "Additional Regulatory Approvals"), (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company's stockholders to be held in connection with the Merger (the "Proxy Statement"), (iv) the filing with the SEC of the Offer Documents and the Schedule 14D-9, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal, state and foreign laws relating to the regulation of broker-dealers and futures commission merchants and any applicable domestic or foreign industry self-regulatory organization ("SRO"), and the rules of the NYSE and the Pacific Exchange, (vii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (viii) the consents, approvals and notices required under the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (ix) the Company Stockholder Approval, and (x) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with the execution and delivery of this Agreement and the Company Option Agreement and the transactions contemplated by this Agreement and the Company Option Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity"), or of or with any third party, are necessary in connection with the execution and delivery by Company of this Agreement and the Company Option Agreement and the consummation by Company of the transactions contemplated by this Agreement and the Company Option Agreement. Company has no reason to believe that any Requisite Regulatory Approvals (as defined in Annex I hereto) will not be obtained on a timely basis.

                  3.5 Regulatory Reports. Company and each of its Subsidiaries have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the SEC,
(ii) any SRO and (iii) any other federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except as disclosed in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the regular course of the business of Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 1997. Except as set forth in Section
3.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.

                  3.6 Broker's Fees. Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement or the Company Option Agreement.

                  3.7 Absence of Certain Changes or Events. (a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, since September 30, 1998, no event, change or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Company.

                  (b) Since September 30, 1998, Company and its Subsidiaries have in all respects carried on their respective businesses only in the ordinary and usual course consistent with their past practices.

                  (c) Except as disclosed in Section 3.7(c) of the Company Disclosure Schedule, since June 30, 1999, there has not occurred any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.2 (other than subsection (b) thereof) without the prior consent of Parent.

                  3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no suits, actions, counterclaims, proceedings (whether judicial, arbitral, administrative or other) or governmental, or regulatory investigations pending or, to the best knowledge of Company, threatened against or affecting Company or any of its Subsidiaries. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries.

                  3.9 Taxes and Tax Returns. Except as set forth in Section 3.9 of the Company Disclosure Schedule, (a) Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Company or any of its Subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law and all such Tax Returns are true, correct and complete in all respects. Company and each of its Subsidiaries has paid all Taxes (as defined below) whether or not shown thereon to be due other than Taxes which are being contested in good faith and for which an adequate reserve has been provided in accordance with GAAP. No claim has been made by any Taxing authority in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (b) There are no audits or disputes pending, or claims asserted, for Taxes upon Company (or any of its predecessors) or any of its Subsidiaries (or any of their respective predecessors). No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing authority with respect to Company or any of its Subsidiaries that have a continuing impact on any Taxes.

                  (c) Proper and accurate amounts have been withheld by Company and its Subsidiaries from their employees in compliance with the tax withholding provisions of applicable federal, state and local laws and have been paid over to the appropriate taxing authorities.

                  (d) There are no Tax liens upon any property or assets of Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

                  (e) None of Company and its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. None of Company and its Subsidiaries has been required to include in income any adjustment pursuant to section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

                  (f) None of Company or any of its Subsidiaries has liability for any Taxes of any predecessor for any Tax periods prior to its formation.

                  (g) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing consolidated federal income tax return (other than a group the common parent of which was Company), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company), or (iii) has any liability for the Taxes of any person (other than any of Company or its Subsidiaries) including, but not limited to, (x) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract.

                  For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

                  3.10 Employees. (a) Section 3.10(a) of the Company Disclosure
Schedule identifies each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) and each employment, severance or similar contract or arrangement (whether or not written) and each plan, policy, fund, program, contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock options, other stock related rights, other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, or post-employment or retirement benefits that (i) is maintained, administered or contributed to by Company, any of its Subsidiaries, or any entity which, together with Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (each such entity, an "ERISA Affiliate") and (ii) covers any current or former employee, consultant, independent contractor or director of or with respect to Company or any of its Subsidiaries (each, an "Employee Plan"). Company has made available to Parent accurate and complete copies of the Employee Plans (and, if applicable, related trust agreements), all amendments thereto, and all written interpretations thereof, together with the most recent annual report (Form 5500) prepared in connection with each Employee Plan.

                  (b) None of Company, any of its Subsidiaries or any ERISA Affiliate has at any time during the last six years (i) maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code,
(ii) been required to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code.

                  (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and has been maintained in good standing with applicable regulatory authorities, and is not "top-heavy".

                  (d) There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries or ERISA Affiliates relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                  (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162 or 280G of the Code.

                  (f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, no employee or former employee of Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

                  (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

                  3.11 SEC Reports. Company has made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule, form and definitive proxy statement filed since January 1, 1996 by Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company Reports"), and (b) communication mailed by Company to its stockholders since January 1, 1996. As of their respective dates of filing or mailing, as the case may be, each Company Report and each such communication complied in all respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report or communication, and as of such dates no such Company Report or communication (including any and all financial statements included therein) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since January 1, 1996, Company and each of its Subsidiaries has filed all reports and other documents required to be filed by them under the Securities Act and the Exchange Act on a timely basis.

                  3.12 Financial Statements. Each of the consolidated financial statements (including the notes thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The books and records of Company and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other applicable legal and accounting requirements.

                  3.13 Licenses; Compliance with Applicable Law. (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, Company and its Subsidiaries hold, and have been and are in compliance with, all permits, licenses, exemptions, orders and approvals ("Permits") of all Governmental Entities and SROs necessary for the operation of their respective businesses, and there are no proceedings pending or, to the best knowledge of Company, threatened or contemplated by any Governmental Entity or SRO seeking to terminate, revoke or limit any such permit, license, exemption, order or approval, nor, to the best knowledge of Company, do adequate grounds exist for any such action by any Governmental Entity or SRO, and all officers, directors and employees of Company and its Subsidiaries required to be registered or licensed with a Governmental Entity or SRO are currently registered or licensed in the appropriate capacity with such Governmental Entity or SRO and all such registrations and licenses are in full force and effect and no suspension or cancellation of any of them is, to the best knowledge of Company, pending or threatened. Company has delivered to Parent a true and complete copy of Company's and each Company Subsidiary's currently effective Forms BD and ADV as filed with the SEC, all state and other federal registration forms, all reports and all material correspondence filed by Company or any of its Subsidiaries with the SEC or any SRO under the Exchange Act, the 1940 Act and the Advisers Act and the rules promulgated thereunder and under similar state and federal statutes within the last three years, and Company will deliver to Parent such forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date of this Agreement) complete and accurate in all respects as of the time of filing thereof.

                  (b) Neither Company nor any of its Subsidiaries nor the conduct of any of their respective businesses is in conflict with, or in default or violation of, any statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity or SRO applicable to Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected.

                  (c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity or SRO arising under applicable laws which would be required to be disclosed on SEC Forms ADV or BD, and no such disciplinary proceeding or order is pending or, to the best knowledge of Company, threatened, nor, to the best knowledge of Company, do adequate grounds exist for any such action by any Governmental Entity or SRO; and except as disclosed on such SEC Forms ADV or BD, neither Company nor any of its Subsidiaries, nor any of the respective officers, directors or employees of any of the foregoing, has been permanently enjoined by the order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such SEC Forms ADV or BD, neither Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, is or has been ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of the registration of or for any limitation on the activities of Company or any of its Subsidiaries as, an investment adviser under the provisions of the Advisers Act or as a broker-dealer under the Exchange Act or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in
Section 9(a) or 9(b) of the 1940 Act.

                  (d) Neither Company nor any of its Subsidiaries, nor any "associated person" (as defined in the Exchange Act) thereof, is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

                  (e) Section 3.13(e) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of Company which is registered or licensed as (i) a broker-dealer under the Exchange Act or under any similar state or foreign laws, together with a listing of all such registrations and licenses with all applicable Regulatory Agencies, or (ii) as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities and Futures Trading Act or under any similar state or foreign laws, together with a listing of all such registrations and licenses with all applicable Regulatory Agencies, or (iii) as an investment adviser under the Advisers Act or under any similar state or foreign laws, together with a listing of all such registrations and licenses with all applicable Regulatory Agencies.

                  (f) Section 3.13(f) of the Company Disclosure Schedule sets forth a complete list of all registered investment companies and unregistered collective investment vehicles to which, or on whose behalf, Company or any of its Subsidiaries acts as investment adviser or sub-adviser or otherwise provides investment management or advisory services. Neither Company nor any of its Subsidiaries acts as sponsor, advisor, sub-adviser or principal underwriter for any open-end company (as such term is defined in Section 5 of the 1940 Act).

                  (g) Section 3.13(g) of the Company Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade and similar organizations in which Company and its Subsidiaries hold memberships or have been granted trading privileges.

                  3.14 Certain Contracts. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as expressly permitted by Section 5.2, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with any consultants involving the payment of $1,000,000 or more per annum, (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Company Reports, (iii) which limits in any way the ability of Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires Company or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement),
(v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Company Option Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Company Option Agreement (other than those agreements and arrangements disclosed in Section
3.11 of the Company Disclosure Schedule), or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Company Option Agreement. Company has previously made available to Parent complete and accurate copies of all Company Contracts (as defined below). Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14,
whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a "Company Contract", and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto. All contracts, agreements, arrangements or understandings of any kind between any affiliate of Company (other than any wholly-owned Subsidiary of Company), on the one hand, and Company or any Subsidiary of Company, on the other hand, are on terms no less favorable to Company or to such Subsidiary of Company than would be obtained with an unaffiliated third party on an arm's-length basis.

                  3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has Company or any of its Subsidiaries been advised since January 1, 1997 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

                  3.16 Investment Securities. Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries. Such securities are valued on the books of Company in accordance with GAAP.

                  3.17 Interest Rate Risk Management Instruments. Any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Company or one of its Subsidiaries or entered into by Company or one of its Subsidiaries for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and, to Company's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties reasonably believed by Company to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries and of the other parties thereto enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Company and each of its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                  3.18 Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the three-month period ended June 30, 1999, as filed with the SEC, (ii) liabilities disclosed in
Section 3.18 of the Company Disclosure Schedule, and (iii) liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practice, at June 30, 1999, neither Company nor any of its Subsidiaries had, and since such date none of them has incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company's financial statements in accordance with GAAP).

                  3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation.

                  3.20 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC or distributed to Company's stockholders, or at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of Company in connection with the Company Stockholders Meeting, will not, at the date it is first mailed to Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in such documents. Company shall promptly inform Parent of the discovery of any information which should be set forth in a corrected Schedule 14D-9 or a supplement to the Offer Documents or the Proxy Statement.

                  3.21 State Takeover Laws. The Board of Directors of Company, at a meeting duly called and held, has unanimously (the "Company Board Recommendation") (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the holders of shares of Company Common Stock,
(ii) duly approved and adopted this Agreement and the Company Option Agreement and approved the transactions contemplated hereby and thereby, including the Merger and the Offer, and approved the execution and performance of the Support Agreement, in each case prior to the execution of such agreement (such approvals being sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement, the Offer, the Merger, the Company Option Agreement and the Support Agreement and the other transactions contemplated hereby and thereby) and (iii) resolved to recommend that the holders of shares of Company Common Stock accept the Offer, tender their shares of Company Common Stock pursuant thereto and vote to approve and adopt this Agreement.

                  3.22 Insurance. Company and its Subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide full and adequate coverage for all normal risks incident to the business of Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Company and its Subsidiaries are not in default under any of their insurance policies and have paid all premiums owed thereunder, and no claims for coverage thereunder have been denied.

                  3.23 Year 2000 Compliance. Except as disclosed in Section 3.23 of the Company Disclosure Schedule, all computer hardware, software, databases, systems and other computer equipment (collectively, "Software") owned, held, and/or used by Company or any Company Subsidiary can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis, or by interacting or interoperating with third-party Software without error relating to the processing, calculating, comparing, sequencing or other use of date data (the foregoing ability, "Year 2000 Compliant").

                  3.24 Intellectual Property. Company and its Subsidiaries own or have a valid license to use all trademarks, trade names, service marks, copyrights and other intellectual property (collectively, "Intellectual Property") used in the conduct of their business. Except as set forth in Section
3.24 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is bound by or subject to any license or other agreement with respect to any such Intellectual Property (including, without limitation, the rights to the name "Hambrecht & Quist" and any variations thereof). Neither Company nor any of its Subsidiaries has received any notice or other communication alleging that its usage of such Intellectual Property violates the intellectual property rights of any other person.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

                  Parent and, with respect to Sections 4.1 and 4.2, Sub hereby represent and warrant to Company that, except for any exceptions to the following as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

                  4.1 Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly registered as a bank holding company under the BHCA. Each of Parent and Sub has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                  4.2 Authority; No Violation. (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Option Agreement by Parent and Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Parent and Sub and by Parent in its capacity as sole stockholder of Sub. No other corporate proceedings on the part of Parent or Sub and no other votes or consents of any holders of Parent securities are necessary on the part of Parent or Sub to approve this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Company Option

Agreement have been duly and validly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by Company) constitute valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (b) Neither the execution and delivery of this Agreement or the Company Option Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Sub, as applicable, or (ii) assuming that the consents and approvals referred to in
Section 4.3 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its material Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its material Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its material Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

                  4.3 Consents and Approvals. Except for (i) the requisite filings with, notices to and approval of the Federal Reserve Board under the BHCA, (ii) the Additional Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement, (iv) the filing with the SEC of the Offer Documents and the
Schedule 14D-9, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal, state and foreign laws relating to the regulation of broker-dealers and futures commission merchants and any applicable SRO, and the rules of the NYSE and the Pacific Exchange, (vii) the expiration of any applicable waiting period under the HSR Act, (viii) the consents, approvals and notices required under the 1940 Act and the Advisers Act, (ix) the Company Stockholder Approval, and (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the Company Option Agreement and the transactions contemplated by this Agreement and the Company Option Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Parent of this Agreement and the Company Option Agreement and the consummation by Parent of the transactions contemplated by this Agreement and the Company Option Agreement. Parent has no reason to believe that any Requisite Regulatory Approvals will not be obtained on a timely basis.

                  4.4 Broker's Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement or the Company Option Agreement.

                  4.5 Funds. Either Parent or Sub has, or will have prior to the consummation of the Offer, sufficient funds available to satisfy the obligation to pay for shares of Company Common Stock in the Offer and to pay the Merger Consideration in the Merger.

                  4.6 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC or distributed to Company's stockholders, or at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of Company in connection with the Company Stockholders Meeting, will not, at the date it is first mailed to Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in such documents. Parent shall promptly inform Company of the discovery by it or Sub of any information which should be set forth in a corrected Schedule 14D-9 or a supplement to the Offer Documents or the Proxy Statement.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  5.1 Conduct of Company Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement or the Company Option Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable laws,
(b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Company Option Agreement.

                  5.2 Forbearances of Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly required or permitted by this Agreement or the Company Option Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

                  (a) (i) incur any indebtedness for borrowed money (other than (A) short-term indebtedness incurred (x) to refinance existing short-term indebtedness, (y) pursuant to lines of credit and credit facilities existing on the date of this Agreement, or (z) otherwise in the ordinary course of business consistent with past practice, and (B) indebtedness of Company or any of its Subsidiaries owed to Company or any of its other wholly-owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan, advance or capital contribution (other than to Company or any of its wholly-owned Subsidiaries and other than in the ordinary course of Company's investment banking business consistent with past practice) or
         (ii) make or commit to make any capital expenditures in excess of $2,500,000 for any single or related group of capital expenditures;

                  (b) (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare, set aside or pay any dividend (except for dividends paid in the ordinary course of business by any wholly-owned Subsidiaries of Company to Company or to any other of its wholly-owned Subsidiaries) or make any other distribution on, or directly or indirectly (other than in connection with the surrender of Company Common Stock as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans) redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
         (iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock or any stock appreciation or similar rights except as permitted by Section 5.2(i); (iv) issue or authorize the issuance of, deliver, sell, transfer, pledge or otherwise encumber any additional shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the issuance of Company Common Stock pursuant to the exercise of stock options disclosed in Section 3.2 of the Company Disclosure Schedule as being outstanding on the date of this Agreement and granted pursuant to the Company Stock Plans; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any material portion of its properties or assets, including, without limitation, capital stock in any Subsidiaries of Company, to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice;

                  (d) except for transactions in connection with underwriting activities in the ordinary course of business consistent with past practice and portfolio investments by Investment Subsidiaries in accordance with their applicable investment guidelines, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity, other than an investment in a wholly-owned Subsidiary of Company;

                  (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (f) acquire or agree to acquire voting or non-voting equity securities or similar ownership interests in any person (other than a Subsidiary) in an amount (when combined with any voting or non-voting equity securities or similar interests already owned by Company or its Subsidiaries) exceeding 4.9% of any class of voting securities or interests or 24.9% of the total equity of any such person, other than securities or other similar ownership interests acquired in the ordinary course of Company's or its Subsidiaries' underwriting, dealing or market-making business consistent with past practice;

                  (g) commence, undertake or engage in any new line of business;

                  (h) enter into or terminate any material lease, contract or agreement, or make any change in any of its existing material leases, contracts or agreements;

                  (i) (i) enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, consultant, independent contractor, or employee of or with respect to Company or any of its Subsidiaries, or grant any salary, wage or bonus increase, except, (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (subject, in the case of executive officers of Company and others whose combined annual salary and bonus exceed $500,000, to prior consultation with Parent), (2) for other changes that are required by applicable law, (3) to satisfy contractual obligations existing as of the date of this Agreement, (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past or previously announced practice (subject, in the case of executive officers of Company and others whose combined annual salary and target bonus would exceed $500,000, to prior consultation with Parent), or (5) for payment of bonuses by Company to its employees in respect of its 1999 fiscal year, or (ii) enter into, establish, adopt or amend (except
         (1) as may be required by applicable law, (2) to satisfy contractual obligations existing as of the date of this Agreement or (3) as otherwise provided by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer, consultant, independent contractor, or employee of or with respect to Company or any of its Subsidiaries, or, except as otherwise provided by this Agreement, take any action to accelerate the vesting, exercisability, payment or funding of Company Options, restricted stock or other compensation or benefits;

                  (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of current liabilities or obligations, in accordance with their terms, in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of material value or modify or change any existing license, lease, contract or other document in any manner that would be material to Company and its Subsidiaries;

                  (k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid does not exceed $250,000 for any single litigation matter or related group of litigation matters (provided such settlement or compromise agreements do not involve any non-monetary obligations on the part of Company or any of its Subsidiaries other than, in the case of litigation not involving any Governmental Entity or other Regulatory Agency, immaterial non-monetary obligations);

                  (l) change any accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof, as concurred in by Company's independent auditors;

                  (m) change any Tax election, change any annual Tax accounting period, change any method of Tax accounting in any material respect, file any material amended Tax return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

                  (n) adopt or implement any amendment to its charter or bylaws or other comparable organizational documents, or enter into any plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Company;

                  (o) materially restructure or materially change its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses;

                  (p) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

                  (q) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII or to the Offer set forth in Annex I not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law; or

                  (r) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.

                  5.3 Transition. In order to facilitate an orderly transition of the management of the business of Company and its Subsidiaries to Parent and in order to facilitate the integration of the operations of Company and Parent and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Parent and Company as a result of the Merger, Company shall and shall cause its Subsidiaries to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Company shall and shall cause its Subsidiaries to make available to Parent at the facilities of Company and its Subsidiaries, where determined by Parent to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing all matters concerning Company's affairs. Without in any way limiting the provisions of Section 6.2, Parent, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to Company, be entitled to review the operations and visit the facilities of Company and its Subsidiaries at all times as may be deemed reasonably necessary by Parent in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the date on which the directors of Company designated by Parent shall have been elected or appointed to, and shall constitute a majority of, the Board of Directors of Company (the "Appointment Date"). Prior to the Appointment Date, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  6.1 Company Stockholders Meeting; Preparation of Proxy Statement.

                  (a) If the Company Stockholder Approval is required under the DGCL to consummate the Merger, (i) Company shall cause a meeting of its stockholders (the "Company

Stockholders Meeting") to be duly called and held as soon as practicable after the date on which shares of Company Common Stock are purchased by Sub pursuant to the Offer for the purpose of voting on the adoption of this Agreement, and
(ii) Parent and Company shall prepare and file with the SEC the Proxy Statement. Each of Parent and Company shall use all reasonable efforts to resolve any comments of the SEC as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders as promptly as practicable. The Board of Directors of Company shall (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of Company shall not withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so). Without limiting the generality of the foregoing, Company agrees that its and its Board of Directors' obligations under this Section 6.1, and (except as expressly otherwise provided elsewhere herein) under all other provisions of this Agreement, shall not be altered by the commencement, public proposal, public disclosure or communication to Company of any Transaction Proposal (as defined in Section 6.9), including without limitation a Superior Proposal.

                  (b) Parent agrees that it will vote, or cause to be voted, at the Company Stockholders Meeting, all shares of Company Common Stock then owned by it or Sub in favor of the adoption of this Agreement.

                  (c) Notwithstanding this Section 6.1, in the event that Parent, Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of Company, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

                  6.2 Reasonable Best Efforts. (a) Each of Parent and Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or any of its Subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to as promptly as practicable prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and any other third parties which are necessary or advisable to consummate the transactions contemplated by this

Agreement (including, without limitation, the Offer and the Merger) or to prevent the termination of Company's and its Subsidiaries contracts as a result thereof, to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seek material damages. Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

                  (c) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-9 or the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

                  (d) Parent and Company agree to take the further actions set forth in Section 6.2(d) of the disclosure schedule of Parent delivered to Company concurrently herewith (the "Parent Disclosure Schedule").

                  6.3 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, complete access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent and such other parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state laws and the rules of SROs relating to broker-dealers (other than reports or documents which Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, in all cases so that Parent may have full opportunity to make such investigations as it desires of the affairs and assets of Company. Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) Parent shall hold all information furnished by or on behalf of Company or any of Company's Subsidiaries or representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 8, 1999 between Parent and Company (the "Confidentiality Agreement").

                  (c) No investigation by Parent or its representatives shall affect the representations and warranties of Company set forth herein.

                  6.4 Employee Benefits. (a) From and after the Effective Time but prior to January 1, 2000, employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation, Parent or any of their respective Subsidiaries ("Continued Employees") will be provided employee benefits which are substantially identical to those currently provided to such employees under Company's employee welfare benefit plans, and which are comparable to those provided under Company's defined contribution pension plan. After December 31, 1999, such employees will be provided employee benefits which are comparable to those provided by Parent and its Subsidiaries to their similarly-situated employees; provided, however, that it is understood that after the Effective Time nothing herein shall interfere with Parent's or the Surviving Corporation's right to take any action or refrain from taking any action which Company or any of its Subsidiaries could take or refrain from taking prior to the Effective Time.

                  (b) For the purpose of determining eligibility to participate in any plans Parent and its Subsidiaries make available to Continued Employees, and determining the vesting of benefits thereunder (but not for the accrual of benefits under such plans), Parent and its Subsidiaries shall give effect to years of service with Company or its Subsidiaries, as the case may be, as if such service had been with Parent or its Subsidiaries. From and after the Effective Time, Parent and its Subsidiaries will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Subsidiaries to be waived with respect to Continued Employees and their eligible dependents and (ii) give each Continued Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

                  (c) The payment of certain bonuses to employees of Company and its Subsidiaries subsequent to the date hereof and the establishment of a retention pool consisting of restricted shares of Parent Common Stock shall be in accordance with the provisions set forth in Section 6.4(c) of the Parent Disclosure Schedule.

                  6.5 Indemnification; Directors' and Officers' Insurance. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, to the extent permitted by law, the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to such indemnification under the Certificate of Incorporation or Bylaws of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby), unless such modification is required by law; provided, that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be required to contain such provisions if Parent otherwise provides the same level of indemnification for such individuals as contained in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  (b) Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Company or any of Company's Subsidiaries in their capacities as such (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent now provided in their respective Certificates of Incorporation or Bylaws, and as permitted by applicable law.

                  (c) Parent shall use its reasonable best efforts to cause the persons serving as officers and directors of Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.5(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

                  (d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                  (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  6.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any other merger between a Subsidiary of Company and a Subsidiary of Parent) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

                  6.7 Advice of Changes. Parent and Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations or warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

                  6.8 [Reserved]

                  6.9 No Solicitation. Neither Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person other than Parent relating to, (i) any acquisition or purchase of 10% or more of the consolidated assets of Company and its Subsidiaries (including through the formation of a joint venture) or of 10% or more of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger (any of the foregoing, a "Transaction Proposal"), or agree to, approve or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, that Company may, in response and with respect to a bona fide unsolicited written proposal from a third party submitted after the date of this Agreement which constitutes a Superior Proposal, engage in the activities specified in clause (b), including furnishing information to such third party, if (i) in the opinion of Company's outside counsel, failure to take such action in response to such a proposal would constitute a breach by the Board of Directors of Company of its fiduciary duties under applicable law, (ii) Company has received from such third party an executed confidentiality agreement with terms not materially less favorable to Company than those contained in the Confidentiality Agreement, and (iii) Company has fully and completely complied with this Section 6.9. If Company receives a Transaction Proposal, or a request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person who is considering making or has made a Transaction Proposal, it shall immediately inform Parent orally and shall as promptly as practicable (and in any event within one day) inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any written communications relating thereto. Company will keep Parent fully informed on as prompt a basis as is practicable of the status and details of any such Transaction Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. Company will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about Company or its Subsidiaries that was furnished by or on behalf of Company or its Subsidiaries in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or its Subsidiaries is a party. Company shall ensure that the officers, directors and employees of Company and its Subsidiaries and any investment banker or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this Section 6.9. Nothing in this Section 6.9 shall prohibit Company or its Board of Directors from taking and disclosing to Company's stockholders a position with respect to a Transaction Proposal by a third party to the extent required under the Exchange Act, including Rules 14e-2 and 14d-9 thereunder, or from making such disclosure to Company's stockholders which, in the opinion of Company's outside counsel, is required under applicable law; provided, that nothing in this sentence shall affect the obligations of Company and its Board of Directors under any other provision of this Agreement. For purposes of this Section 6.9 and the definition of "Transaction Proposal" as used elsewhere in this Agreement, the term "Subsidiaries" shall not include any Investment Subsidiaries which are not, either individually or in the aggregate, material to Company and its Subsidiaries taken as a whole.

                  6.10 Publicity. Company, on the one hand, and Parent and Sub, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press releases or other public announcements or statements regarding the transactions contemplated hereby and by the Company Option Agreement and Support Agreement. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, the Company Option Agreement and the Support Agreement, including the Offer and the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, Company shall, and shall cause its Subsidiaries to, (a) consult with Parent regarding communications with customers, stockholders and employees relating to the transactions contemplated hereby, (b) provide Parent with stockholder lists of Company, and (c) allow and facilitate Parent contact with stockholders of Company.

                  6.11 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement, the Company Option Agreement or the Support Agreement or the transactions contemplated hereby or thereby (including the Offer and the Merger) without Parent's prior written consent, which shall not be unreasonably withheld.

                  6.12 State Takeover Statutes. Each party will take all steps necessary to exempt (or continue the exemption of) the Offer, the Merger and the other transactions contemplated hereby and by the Company Option Agreement and the Support Agreement from, and challenge the validity of, any applicable state takeover law (including Section 203 of the DGCL), as now or hereafter in effect.

                  6.13 Section 15 of the Investment Company Act. (a) Unless Parent reasonably concludes that the existing investment advisory agreements will not terminate as a result of the transactions contemplated hereby, Company will use its reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, the approval of the boards of directors and the stockholders of each registered investment company for which a Subsidiary of Company serves as adviser, sub-adviser or manager (collectively, the "Funds"), pursuant to the provisions of Section 15 of the 1940 Act applicable thereto, of a new investment advisory agreement for each such Fund identical in all respects (except for the date thereof) to that in effect immediately prior to the date on which the Offer is consummated.

                  (b) Company shall use its reasonable best efforts to assure, prior to the date on which the Offer is consummated, the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each Fund.

                  (c) Parent agrees to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act with respect to the Funds from and after the Appointment Date. Without limiting the foregoing, Parent agrees that (i) for a period of not less than three years after the Appointment Date, Parent shall assure that no more than 25% of the members of the Board of Directors of any Fund shall be "interested persons" (as defined in the 1940 Act) of Parent (or such other entity which acts as adviser or sub-adviser to the Funds) or of the predecessor investment adviser of the Funds and (ii) neither Parent nor any affiliate (including any parent company of Parent) of Parent (or any entity which will act as adviser to the Funds), for a period of not less than two years after the Appointment Date, shall have any express or implied understanding, arrangement or intention to impose an unfair burden on any of the Funds as a result of the transactions contemplated hereby.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

                  7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Consummation of the Offer. Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

                  (b) Company Stockholder Approval. If required under the DGCL, the Company Stockholder Approval shall have been obtained.

                  (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

                  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Company of the matters presented in connection with the Merger:

                  (a) by mutual consent of Parent and Company;

                  (b) by either Parent or the Board of Directors of Company if any Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Offer or the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with
         Section 6.2 or any other provision of this Agreement has been the cause of such action;

                  (c) (i) by the Board of Directors of Company, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Parent breaches any of its representations, covenants or agreements contained in this Agreement (A) such that any of the conditions set forth in Annex I would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of
         (x) 10 days after Company has furnished Parent with written notice of such breach and (y) two business days prior to the date on which the Offer is then scheduled to expire; or (ii) by Parent, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Company breaches any of its representations, covenants or agreements contained in this Agreement (A) such that any of the conditions set forth in Annex I would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of
         (x) 10 days after Parent has furnished Company with written notice of such breach and (y) two business days prior to the date on which the Offer is then scheduled to expire;

                  (d) by Parent, if, prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, Company or its Board of Directors shall have (i) withdrawn, modified, amended or materially qualified in any respect adverse to Parent the Company Board Recommendation, (ii) failed to mail the Schedule 14D-9 as required by
         Section 1.2(b) to its stockholders, or failed to include in the
         Schedule 14D-9 the Company Board Recommendation, (iii) resolved to do any of the foregoing or (iv) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock, or the public announcement or disclosure of any other Transaction Proposal, or the commencement of negotiations or discussions with any third party regarding a Transaction Proposal in accordance with the terms of Section 6.9, failed to, fully and unconditionally, publicly recommend rejection of such tender or exchange offer or reject such other Transaction Proposal (and publicly announce such rejection, in the case of Transaction Proposals which have been publicly disclosed or become publicly known) within ten business days of such commencement, announcement or disclosure; or

                  (e) by either Parent or the Board of Directors of Company if
         (i) the Offer expires or terminates in accordance with the terms hereof without the purchase of any shares of Company Common Stock thereunder or (ii) Sub shall not have purchased Shares under the Offer prior to March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party to the extent that such party's failure to comply with Section 6.2 or any other provision of this Agreement has resulted in the failure of any of the conditions set forth on Annex I hereto.

                  8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, and (iii) Company shall pay to Parent the Termination Fee (as defined below), if applicable, in accordance with this
Section 8.2.

                  (b) In the event that this Agreement is terminated by Parent pursuant to clause (d) of Section 8.1, Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination an amount equal to $57.5 million (the "Termination Fee").

                  (c) If:

                  (i) a Transaction Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated or made known in writing to Company at any time on or after the date of this Agreement and prior to the termination hereof, and this Agreement is terminated (x) pursuant to clause (c)(ii) of Section 8.1, if the breach which gave rise to such termination was intentional, or (y) pursuant to clause (e) of Section
         8.1 if the Minimum Condition was not met at the time of such termination, then, in the case of the foregoing clause (x) only, Company shall upon such termination pay to Parent an amount equal to 33.3% of the Termination Fee; and

                  (ii) within 18 months of the date of such termination, Company enters into a definitive agreement with respect to, or consummates, any Transaction Proposal, then Company shall pay to Parent an amount equal to (x) the remaining 66.7% of the Termination Fee, in the circumstances described in clause (x) of the preceding paragraph (c)(i), or (y) the entire Termination Fee, in the circumstances described in clause (y) of the preceding paragraph (c)(i), in each case concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal.

                  (d) If Company fails to pay Parent any amounts due to Parent under this Section 8.2 within the time periods specified herein, Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the publicly announced prime or base lending rate of The Chase Manhattan Bank from the date such amounts were required to be paid until the date actually received by Parent.

                  8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Company Option Agreement and the Support Agreement, which shall terminate in accordance with their respective terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                  9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Offer and the Merger, shall be borne equally by Parent and Company.

                  9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent, to:

                           The Chase Manhattan Corporation
                           270 Park Avenue
                           New York, NY 10017
                           Attention: William H. McDavid, Esq.
                           Fax: (212) 270-4288

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  Lee Meyerson, Esq.
                           Fax:  (212) 455-2502
                           and

         (b)  if to Company, to:

                           Hambrecht & Quist Group
                           1 Bush St.
                           San Francisco, CA 94104
                           Attention: Daniel H. Case III
                           Fax: (415) 439-3638

                  with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, NY 10019
                           Attention: Edward D. Herlihy, Esq.
                           Fax: (212) 403-2000

                  9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

                  9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Company Option Agreement, the Support Agreement, the Confidentiality Agreement and the Confidentiality Agreement dated March 29, 1999, between Parent and Company.

                  9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

                  9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  9.9 Assignment; Third Party Beneficiaries. Subject to Section 1.13, neither this Agreement nor any of the rights, interests or obligations shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or New York State court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                     THE CHASE MANHATTAN CORPORATION


                                     By:    /s/ William H. McDavid
                                            ------------------------------------
                                     Name:  William H. McDavid
                                     Title: General Counsel

                                     BRIDGE ACQUISITION CORPORATION


                                     By:    /s/ William H. McDavid
                                            ------------------------------------
                                     Name:  William H. McDavid
                                     Title:

                                     HAMBRECHT & QUIST GROUP


                                     By:    /s/ Daniel H. Case III
                                            ------------------------------------
                                     Name:  Daniel H. Case III
                                     Title:

                                     ANNEX I

                             CONDITIONS OF THE OFFER

                  The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

                  Notwithstanding any other provisions of the Offer, and in addition to the conditions that at the expiration of the Offer (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with any other shares beneficially owned by Parent or its wholly-owned Subsidiaries (other than Trust Account Shares), constitute more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"), (ii) all regulatory approvals and consents required to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the "Requisite Regulatory Approvals"), shall have been obtained and shall remain in full force and effect and any statutory waiting periods shall have expired (all such approvals and consents and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals Condition"), and (iii) any other approvals or consents of third parties required to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), other than such third party approvals and consents the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect on Parent, Company or the Surviving Corporation following the Offer or the Merger, shall have been obtained and shall remain in full force and effect, Sub shall not be required to accept for payment, or subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any shares tendered pursuant to the Offer, may postpone the acceptance for payment of shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares any of the following conditions shall occur or exist or has occurred or existed:

                  (a)(x) the representations and warranties of Company set forth in the Merger Agreement shall not have been true and correct in all respects as of the date of the Merger Agreement, or shall not be true and correct in all respects as of the expiration of the Offer as though made at and as of the expiration of the Offer (except to the extent that such representations and warranties speak as of another date which shall be required to be true and correct as of such date, and in each case subject to and after giving effect to the qualification set forth in the introductory paragraph of Article III of the Merger Agreement), or (y) Company shall have breached in any material respect any of its covenants or obligations contained in the Merger Agreement;

                  (b) there shall have been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order, injunction or decree promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which has or could reasonably be expected to have the effect of (i) making the purchase of, or payment for, some or all of the shares of Company Common Stock by Parent or Sub or their affiliates pursuant to the Offer or the Merger illegal, (ii) otherwise preventing consummation of the Offer or Merger, (iii) prohibiting the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (iv) imposing material limitations on the ability of Parent, Sub or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any such shares acquired or owned by Parent or Sub or any of their affiliates on all matters properly presented to the stockholders of Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any Company Subsidiary, or (v) requiring divestiture by Parent or Sub or any of their affiliates of any shares of Company Common Stock; or

                  (c) the Merger Agreement shall have been terminated by Company, Parent or Sub in accordance with its terms.

                  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to such condition. The foregoing conditions (other than the Minimum Condition) may be waived by Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.